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                                                                      EXHIBIT 99
                             [SERV-TECH LETTERHEAD]

                                  NEWS RELEASE

                             FOR IMMEDIATE RELEASE

CONTACTS:  David P. Tusa, Senior Vice-                   TELEPHONE: 713/644-9974
                 President Finance &
                 Administration
           Pat Solls, Treasurer and
                 Investor Relations

                  SERV-TECH ANNOUNCES SHAREHOLDER RIGHTS PLAN

      HOUSTON, TEXAS (November 20, 1995) - The Board of Directors of Serv-Tech, Inc. (NASDAQ-STEC) announced today that it has adopted a Shareholder Rights Plan.

      Under the Shareholder Rights Plan, certain "triggering events," including the acquisition of, or a tender offer for, 15 percent or more of Serv-Tech's common stock by any person or group, will result in shareholders of Serv-Tech having the right to purchase additional shares of Serv-Tech common stock at a significant discount from its then current market value.

      The Board of Directors believes the Shareholder Rights Plan provides the Board with the flexibility needed to maximize shareholder value and to ensure that shareholders receive a fair price in the event of a change in control. The Board believes that adoption of the Plan is particularly important at this time because, in the Board's opinion, Serv-Tech's stock is currently undervalued.
The Plan is not being adopted in response to any effort to acquire control of Serv-Tech.

      The issuance of the rights will not affect reported earnings per share and will not change the way in which Serv-Tech common stock is currently traded.

      SERV-TECH (NASDAQ - STEC) provides innovative specialty maintenance, engineering, construction and environmental services and products to the hydrocarbon processing, oil production, food, power, and pulp and paper industries worldwide.


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